East Coast Analyst Meetings April 2nd and 3rd, 2009
Good morning!
•	I am Russ Strobel, Chairman, President and Chief Executive Officer of Nicor Inc.
•	With me today are Rick Hawley, Executive Vice President and Chief Financial Officer and Kary Brunner, Director of Investor Relations.

Agenda Long-term Objectives Business Overview and Strategies Financial Update Regulatory Update Wrap-up 2
•	Here is today’s agenda.
•	I’ll start by briefly covering our long-term objectives.
•	Followed by an overview of our gas distribution business.
•	Rick will then follow with an overview of our unregulated businesses and a brief financial and regulatory update.
•	I’ll then return to wrap things up and take your questions.

Caution Concerning Forward- Looking Statements This speech includes certain forward-looking statements about the operations and earnings expectations of Nicor Inc., its subsidiaries and other affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Factors that could cause materially different results can be found in Nicor's most recent periodic report filed with the Securities and Exchange Commission. 3
•	Due to requirements around non-selective disclosure we will address only questions concerning matters that have been previously made public and broadly disseminated.
•	Please keep this in mind when asking your questions and considering our responses.

Primary Businesses Gas Distribution Containerized Shipping Retail Energy Services Wholesale Energy Services 4
•	As many of you know, Nicor continues to be built on the foundation of two core businesses.
•	Our natural gas distribution segment, Nicor Gas, and
•	Our containerized shipping segment, Tropical Shipping.
•	We also have other energy-related businesses, which are built on the:
•	assets,
•	expertise,
•	customer base,
•	reputation, and
•	location of Nicor Gas.

Objectives and Strategies Steady long-term earnings growth Maintain high returns on equity Pay solid dividend Maintain and enhance financial performance in gas distribution business Expand and enhance shipping business Increase marketing channels and geographically expand retail businesses Capitalize on capabilities and expand offerings in wholesale energy businesses Maintain financial strength Financial Objectives Key Strategies 5
•	Over the years, we have remained committed to three simple objectives:
•	providing steady long-term earnings’ growth,
•	maintaining high returns on equity, and
•	paying a solid dividend.
•	To achieve these objectives, we are committed to actions that will improve our performance:
•	Maintain and enhance the financial performance of our gas distribution business.
•	Capitalize on core capabilities, and expand and enhance our shipping business.
•	Increase marketing channels and geographically expand our retail energy businesses.
•	Capitalize on capabilities and expand our offerings in our wholesale energy services business.
•	We will also focus on maintaining our “best in class” financial strength.

Business Strategies Business Strategies Approach Disciplined and systematic Synergies and strategic fit with core businesses Foundation Strong financial position Large customer base Strategic locations and assets Successful unregulated businesses Solid management team 6
•	Our approach to grow our business over the long-term has been and will remain disciplined and systematic.
•	Any opportunities we pursue will have a direct synergy and strategic fit with our core businesses.
•	I believe we have several factors that will contribute to our long-term success including:
•	a strong financial position,
•	a large customer base,
•	strategic locations and assets, and
•	successful unregulated businesses.
•	Supporting these distinguishing qualities is a solid and diverse management team.
•	Let me now discuss our gas distribution business and related strategies in more detail.

Nicor Gas Profile Nicor Gas Profile Gas distribution 2.2 million customers in northern Illinois Diverse customer base Customer growth Premium service territory Operating efficiency Significant supply assets Strategic location Solid balance sheet 7
•	Our primary business is Nicor Gas.
•	One of the largest natural gas distributors in the nation.
•	Serves nearly 2.2 million customers in northern Illinois — excluding the city of Chicago.
•	A well-deserved reputation for providing safe, reliable, cost effective service.
•	A good market for natural gas:
•	a diverse mix of industries,
•	modestly growing customer base, and
•	a high demand for space heating.
(CONTINUED ON NEXT PAGE)

•	At or near the top for most efficiency measures in our industry, which contributes to our long history of low base rates.
•	Significant underground storage assets — about 150 BCF of annual storage capacity.
•	Strategically located on the nation’s Midwest natural gas pipeline grid— with access to 8 interstate pipelines.
•	Continue to pay a solid dividend (around 5.5% yield).

Nicor Gas Challenging economic environment Highly volatile gas prices Demand erosion Increased costs of doing business Sustain financial performance Continue to improve operating effectiveness and manage controllable cost increases Provide safe, reliable and quality customer service Maintain a diverse, high- performance organization Business Environment Key Strategies 8
•	One of our key objectives is to sustain the financial performance of our gas distribution business.
•	A low cost provider when compared to other gas distribution companies in the country.
•	The economic environment in our service territory, like many other parts of the country is challenging.
•	Although currently low by recent standards, natural gas prices are highly volatile.
•	These factors impact our business in many ways —
•	Residential customers are more apt to conserve energy,
•	Demand diminishes; and
•	Bad debt and other operating costs increase.
•	These challenges, when added to other increasing costs, such as labor-related expenses, investments in technology and gas delivery system improvements, have put pressure on our operating results.
(CONTINUED ON NEXT PAGE)

•	To mitigate these factors, we have and we will continue our focus on:
•	achieving new levels of efficiencies,
•	managing operating costs we can control, and
•	improving the overall effectiveness of our operations.
•	This focus has produced meaningful results in the past.
•	It has also created an enhanced environment to encourage and promote creative thinking by our employees for:
•	reducing costs,
•	eliminating inefficiencies, and
•	improving work processes.
•	While managing our financial results, we will also adhere to our pledge to provide safe, reliable and quality customer service.
•	We’ll focus on maintaining a high-performance, diverse organization that delivers business results.
•	Let me now turn things over to Rick who will discuss our unregulated businesses and provide a financial and regulatory update.

Tropical Shipping Tropical Shipping Containerized Shipping Serves Caribbean and Bahamas High market shares in ports served Excellent reputation Strong margins and internal cash flow Experienced management team Experienced management team Experienced management team Experienced management team Experienced management team Experienced management team Experienced management team Experienced management team Experienced management team 9
•	Thanks Russ.
•	Our second largest business is Tropical Shipping.
•	Tropical Shipping is:
•	A major carrier of exports from the U.S. east coast and Canada to the Caribbean and Bahamas.
•	It is one of the largest transporters of containerized cargo in its service territory.
•	It is a niche player with assets customized for its region.
•	It has leading market shares in most of the ports it serves.
•	It is built on a reputation for on-time, high-quality service.
•	It generates strong margins with good internal cash flow.
•	And, it has an experienced and capable management team.

Tropical Shipping Tax-related benefits Economic and competition pressure on price and volumes Fuel prices Stricter homeland security requirements Changing trade patterns Continue to grow and expand the business Strategic niche acquisitions Focus on cost controls Grow high margin LCL and insurance businesses Seize new trans-shipment opportunities Improve service delivery, reliability and asset utilization Business Environment Key Strategies 10
•	Long-term, Tropical’s earnings are expected to continue to post solid financial results. In 2009, we expect Tropical will continue to benefit from tax savings attributable to our 2006 restructuring, which capitalized on provisions of the American Jobs Creation Act. The corporate restructure essentially allowed, in certain circumstances, Tropical’s income to not be subject to current federal taxation.
•	While we expect solid earnings, looking ahead, Tropical’s performance also has challenges —
•	Economic concerns (both the United States and Caribbean), as well as, ongoing competition, both of which can impact our rates and volumes;
•	Highly volatile fuel prices (which tend to impact customer inventory levels and imports),
•	Potentially higher costs caused by stricter homeland security requirements,
•	And changes in global trading patterns (caused by homeland security constraints, more direct purchases from Far East, and higher U.S. duty rates compared to Caribbean produced goods).
(CONTINUED ON NEXT PAGE)

•	Still, over the years, Tropical has been able to grow its business through a combination of —
•	Opportunistic expansion, and
•	Niche acquisitions.
•	In fact, in 2008, Tropical acquired the assets of Caribtrans, Inc, a provider of less-than-container load and full-container load consolidation services from the United States to the Caribbean and Central America. While the acquisition was relatively small in relation to Tropical’s total volumes (around 4%), it is an exceptional strategic fit for us and increases our less-than-container load business into markets that are important to our long-term success. Expansion of this higher margin LCL business is a key element of our business plan going forward.
•	Going forward, the company plans to continue with this approach and expects to further increase its market position by -
•	Intensifying its focus on cost reduction efforts to preserve margins,
•	Expanding its high margin less-than-container load and cargo insurance businesses,
•	Capitalizing on new interisland trans-shipment opportunities caused by changes in global trading patterns, and
•	Continuing to improve service delivery, reliability and asset utilization to maintain our competitive advantage.

Other Energy Ventures Wholesale Services Retail Services HVAC Energy Warranty Enerchange Midstream Retail Services Energy Warranty HVAC Retail Services Energy Warranty Midstream HVAC Retail Services Energy Warranty Enerchange Midstream HVAC Retail Services Energy Warranty Wholesale Services Enerchange Midstream HVAC Retail Services Energy Warranty 11
•	Let me now turn to our other energy ventures, which we look at as a key component of our business strategies.
•	Unlike our utility, an environment of volatile gas costs tends to increase the demand for many of our other energy ventures products and services.
•	The primary activities of our other energy ventures include retail energy-related products and services and natural gas wholesale marketing and other gas supply management services.
•	Let me discuss each of these businesses in a little more detail.

Other Energy-Related Ventures Retail Services Other Energy-Related Ventures Retail Services Provide customers with industry leading energy management and warranty solutions Warranties Utility Line Coverage gas and electric line protection Heating/Air Conditioning Coverage repair and maintenance plans Energy Utility-bill management products Fixed Bill plans Commodity price protection plans HVAC Installation and Repair Services Mitigates weather risk at utility 12
•	Businesses under our Retail Services platform offer a range of energy-related products and services including:
•	A diverse portfolio of warranty plans that provide protection for inside gas and electric lines, heating and cooling systems and other home coverage.
•	Unique utility bill management products that protect customers from volatile energy bills in an environment of increasing energy price instability and unpredictable weather.
•	HVAC-related installation, repair and indoor air quality solutions that focus on energy efficiency, while providing a healthier living environment.
•	These businesses have made meaningful contributions to our overall earnings in recent years. Their outlook for continued long-term contributions to earnings remains positive.
(CONTINUED ON NEXT PAGE)

•	We also get another benefit from our other energy-related ventures.
•	One of our utility-bill management products, provides a natural and partial offset to the weather risk at our gas distribution business.
•	The amount of the offset will vary depending on a number of factors, but has generally approximated from around 40 to 65 percent (2008 was about 48 percent).

Retail Services Strategic Initiatives Continued geographic expansion Increasing market share in existing territories Continued development of sales channels Optimize our best practices call center Improve operating efficiencies For J.D. Power and Associates Certified Call Center Program information, visit www.jdpower.com "An Outstanding Customer Service Experience" SM SM 13
•	For our retail services, we continue to take a prudent and structured approach to developing this segment by:
•	Pursuing expansion opportunities into new markets. We have expanded our warranty platform by becoming registered and licensed to do business in 37 states.
•	As we expand our warranty business into other regions, we continue to focus on new, cost-effective marketing channels that provide scale through additional strategic alliances and utility partnerships.
•	In order to build customer relationships and business partnerships, we also continue to leverage our unique capabilities such as our call center operations that has been recognized by JD Power for excellence in customer service over the past two years.
(CONTINUED ON NEXT PAGE)

•	With our energy business, we have also expanded geographically into other regions of northern Illinois with the introduction of our commodity products to consumers and small businesses during 2008 and 2009.
•	While we grow the business, we also continue to focus on the enhancement of our operating and back-office efficiencies.

Other Energy Ventures Wholesale Services Wholesale Services Wholesale Services Enerchange - Wholesale marketing and trading of natural gas supply-related services Provides physical commodity and risk support for our Retail Services products Administers and markets Chicago Hub for our utility Midstream - Identifies and supports new storage asset development 14
•	Turning to our wholesale supply-related businesses — starting with Nicor Enerchange.
•	Enerchange focuses on contracting, acquiring and utilizing midstream assets along corridors to Midwest markets to support its marketing efforts.
•	It provides services to intrastate and interstate pipelines, gas producers, LDCs, power generators, natural gas marketers and brokers, and commercial/industrial end-users.
•	By bundling commodity with natural gas transportation and storage, Enerchange customizes services that provide added value to customers.
(CONTINUED ON NEXT PAGE)

•	In addition to its storage and trading efforts, Enerchange also -
•	Procures commodity, and manages the financial derivatives and risks to support certain products offered by our retail services platform, and
•	Administers and markets the Chicago Hub on behalf of Nicor Gas — a business that provides interruptible transportation and storage services to wholesale pipeline shippers and marketers doing business at the Chicago city gate using any underutilized capacity our utility has available.

Wholesale Services Strategic Initiatives Leased Storage ANR NGPL Nicor Gas Interstate Pipeline Grid Continue to build its customer base including producers, large end users, LDC's and marketers Expand the scope of supply- related assets under management (i.e. Central Valley Gas Storage) Storage Project Central Valley Gas Storage 15
•	We are looking to expand our wholesale energy operations by concurrently growing our customer base and control of assets supporting the customer base to build earnings, while managing risk to improve our long-term earnings.
•	We are also looking to develop new storage facilities that we can market and manage with our Hub services’ expertise, such as our previously announced 5 1/2 billion cubic feet Central Valley Gas storage project in California. We currently estimate being in service in late 2010.
•	Let me turn now to a brief financial and regulatory update.

Financial Update Twelve Months Ended EPS 2008 2007 Reported diluted EPS 2.63 2.99 Absent noteworthy items 2.88 16
•	As we reported in February, our 2008 twelve-months-ended diluted earnings per share were $2.63, compared to $2.99 per share for the same period in 2007.
•	2007 twelve month financial results included the effects of a pretax mercury reserve adjustment and cost recoveries aggregating approximately $8 million ($.11 per share after-tax).
•	Removing the effects of these items for comparison purposes gives you 2007 twelve-month ended earnings of about $2.88 per share compared to $2.63 per share in 2008.
•	Excluding the mercury-related items, full-year 2008 earnings, compared to 2007, reflect lower operating income in our shipping and other energy-related businesses and lower corporate operating results, partially offset by higher operating income in the company’s gas distribution business. The twelve-months-ended comparisons also reflect higher income on equity investments in 2008, partially offset by higher interest expense.
•	Further details are contained in the 2008 10-K which we filed in February. A copy of this 10-K can be found in the investor section of our website at www.nicor.com.
(CONTINUED ON NEXT PAGE)

•	Before moving to 2009 earnings guidance, let me comment briefly on all the turmoil in the capital markets and its impact on us from a liquidity perspective.
•	To date, we have incurred credit-related losses of about $300,000 after tax and don’t believe we are directly exposed to entities one might consider troubled.
•	Because of our strong credit ratings, we have been able to access the commercial paper markets throughout the crisis.
•	Having renewed our seasonal credit line before the recent credit market turmoil began, we have $1.2 billion in bank lines supporting commercial paper borrowings, which at year-end approximated $740 million. We are not aware of any significant issues that would impact our ability to access those lines should we need to — but again, we don’t expect to need to access those lines directly.

Financial Update Financial Update 2009 Financial Outlook The earnings per share estimate provided in our 2008 fourth quarter earnings announcement on February 25, 2009 indicated a range of $2.45 to $2.65 per share This initial estimate was based on the rate relief proposed by the ICC's Administrative Law Judges of $68.8 million Consistent with prior guidance, the estimates assumed, among other things, normal weather for the remainder of the year and excluded any impacts associated with fair value accounting adjustments, the ICC's PBR/PGA review, other contingencies or changes in tax laws EN Engineering sale-not considered in February guidance 17
•	Let me now move to a look at our earnings guidance for 2009.
•	We indicated in our fourth quarter 2008 earnings release on February 25, 2009 and the related conference call, that our 2009 earnings per share estimate would be in the range of $2.45 to $2.65 per share.
•	For the purposes of these initial earnings estimates, we used the rate relief proposed in the Administrative Law Judges’ order of approximately $69 million. On March 25th, the Illinois Commerce Commission issued a final order on our request for rate relief granting Nicor Gas an increase in base revenues of approximately $69 million, an outcome, subject to appeals, if any, by parties to the case, in line with the annual increase we assumed in February.
•	Our outlook, in the year-end earnings’ call, assumed normal weather for the remainder of the year, but excluded, among other things, any future impacts associated with the ICC’s PBR plan/PGA review, other contingencies or changes in tax laws. Our estimate also did not reflect the future variability in earnings due to fair value accounting adjustments and other impacts that could occur because of volatility in the natural gas markets.
•	Finally, our outlook did not consider the after-tax gain in 2009 from the sale (announced this week) of EN Engineering. We currently estimate that the gain on the transaction, net of the loss of estimated earnings for the remainder of the year from this joint venture, will have a positive earnings impact for Nicor Inc. of approximately $4 million for 2009.
•	As a reminder, we will only provide updates to annual earnings guidance as part of our quarterly and annual earnings releases.

Rate Order ICC Order approves the following: Base Revenue Increase-$69 million Return on Equity-10.17% Rate Base-$1.34 billion Return on Rate Base-7.58% Ten year average for weather-5,600 normal degree days Recognition of higher operating costs, including bad debt expense 18
•	Let me now discuss a few more of the details of our recent rate order. Nicor Gas had requested an increase in its base rates to recover the rising costs of operating its distribution system and increased capital investment.
•	Our operating metrics remain among the top in the country, but costs had gone up while rates had not kept pace, resulting in a decline in our earnings and actual return on rate base.
•	In granting the $69 million revenue increase, the ICC order included:
•	an authorized return on equity of 10.17 percent;
•	an authorized return of 7.58 percent on a rate base of $1.34 billion;
•	a common equity and debt ratio of 46.4 and 53.5 percent, respectively;
•	a recognition in base rates of our increased operating costs, including higher bad debt expenses;
•	an energy efficiency rider to fund various energy efficiency programs; and
•	a 10-year average for weather normalization reducing Nicor Gas’ normal degree-days from 5,830 to 5,600, beginning in 2009.

Illinois Gas Utility Comparison Annual Natural Gas Delivery Charges to Average Residential Customers Nicor Gas CILCO N.Shore *Weighted CIPS IL Power Peoples Current Charges 182 262 315 354 301 323 413 Est. Approved 30 * Weighted average is based on number of customers as of year-end 2007. Average Based on rates approved or proposed to the ICC applied to Nicor Gas' average 2009 residential space heating customer use of 1,088 therms $212 19
As we have stated in the past, this rate relief is a step in maintaining the financial metrics of our utility for the benefit of our customers, our employees and our investors who provide the capital necessary for our business.
Nicor Gas customers have long benefited from the lowest natural gas delivery charges of any Illinois utility and among the lowest rates in the nation.
Even with this recent rate increase, our typical residential customers benefit from delivery costs that are over 40% lower annually than they would be under the rates charged on average to all other Illinois residential gas consumers.
We fully understand the impact higher rates have on our customers and that’s why we work so hard to keep costs low and continue Nicor Gas’ long tradition of being a low-cost, high-value provider.
That concludes my remarks, let me now turn things over to Russ for a wrap-up.

Key Messages Nicor is a financially strong company Higher operating costs, particularly those attributable to volatile gas costs, the economic slowdown, and customer conservation measures are putting pressure on gas distribution operating results Actions continue to be taken to mitigate cost pressures at our gas distribution business through a relentless focus on cost management activities Unregulated businesses continue to perform solidly, despite their own unique challenges Experienced and dedicated leadership team Focused on delivering quality service and being good corporate citizens Wrap-Up 20
•	Thanks Rick. In closing, let me stress a few key points.
•	First, Nicor is a financially strong company.
•	However, like the rest of our industry, we are operating in a challenging business environment.
•	Although Nicor Gas continues to set the standard for safe, reliable, cost-effective service, we also continue to feel the impact of higher operating costs (particularly those attributable to volatile gas costs), the economic slowdown, and customer conservation measures.
•	The rate relief granted to Nicor Gas is an important step in addressing some of these challenges. It will assist us in maintaining the financial performance of this core business.
•	Importantly, over the years, results at Nicor Gas have benefited from our intense focus on cost management activities.
•	These activities have helped to mitigate some of the negative pressure on our operating results and continued success in our cost containment efforts remains critical to achieving our overall targets.
(CONTINUED ON NEXT PAGE)

•	Our shipping business, Tropical, has produced good operating results, despite the challenges presented by a changing market.
•	Tropical management has been effective in dealing with the competitive, economic and cost pressures of that business in the past and we expect, over the long term, they will continue to do so.
•	Regarding our other energy-related ventures, over the last several years, these businesses have become a meaningful earnings’ platform for Nicor, and we believe that over the long-term that will continue.
•	Finally, although all of our businesses have their own unique challenges, whether it’s managing costs, delivering quality service, or being good corporate citizens, I am confident that the employees of Nicor have the energy and spirit to accomplish our objectives and to rise to the challenges that we face.

Visit our website: www.nicor.com 21
•	We thank you for your interest in our company and we will now open the floor for questions.